Exhibit 99.1

Rightscorp Receives Approval to Represent More Than

13,000 Copyrights from Blue Pie Records

Santa Monica, Calif. – March 31, 2014 – Rightscorp (OTCQB: RIHT), the leading provider of monetization services for artists and holders of copyrighted Intellectual Property (IP), announced that is has received the rights to represent more than 13,000 copyrights from Blue Pie Productions, one of the world’s leading independent labels, publishers, and distributors.

“We are honored to secure this representation agreement with Blue Pie Productions,” said Christopher Sabec, CEO of Rightscorp. “Being acknowledged by a well-respected international label is meaningful as it demonstrates the value of our services to monitor and protect artists against copyright infringements. Global recorded music sales have suffered approximately $1.5 billion annually due to piracy which is why we are focused on helping content owners track and monetize their assets.”

The Recording Industry Association of America (RIAA) states that since peer-to-peer (P2P) file-sharing emerged in 1999, music sales in the U.S. have dropped 53%, from $14.6 billion to $7.0 billion in 2012. According to the RIAA, approximately 30 billion songs were illegally downloaded on file-sharing networks between 2004 and 2009.

About Blue Pie Records

Blue Pie Records has offices in the USA, Canada, UK, Germany, France, Indonesia, India, China, and Australia. It is one of the world’s leading independent record labels, publishers and distributors. It represents over 3,000 artists and over 200 leading independent labels from all over the world. Blue Pie’s artist and icon artist roster continues to expand and includes acts like Beck Black, Jessy Tomsko, Danny Saber, Bon Scott (ACDC), Kevin Dippold, Dale Bozzio, Peter Head, HeadBand, Chris Bailey ( The Angels) Phil Manzanera, Peter Noone and with live concert performances from Chicago, The Car’s,Tony Hatch and Dave Evans to name a few.

About Rightscorp, Inc.

Rightscorp (OTCQB: RIHT) is a leading provider of monetization services for artists and holders of copyrighted Intellectual Property (IP). The Company’s patent pending digital loss prevention technology focuses on the infringement of digital content such as music, movies, books, software, and games and ensures that owners and creators are rightfully paid for their IP. Rightscorp implements existing laws to solve copyright infringements by collecting payments from illegal file sharing activities via notifications sent through Internet Service Providers (ISPs). The Company’s technology identifies copyright infringers, who are offered a reasonable settlement option when compared to the legal liability defined in the Digital Millennium Copyrights Act (DMCA). Based on the fact that 24% of all Internet traffic is used to distribute copyrighted content without permission or compensation to the creators, Rightscorp is pursuing an estimated $2.3 billion opportunity and has monetized major media titles through relationships with industry leaders. http://www.rightscorp.com/

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Safe Harbor Statement

This press release may include forward-looking statements. All statements other than statements of historical fact included in this press release, including, without limitation, statements regarding the Company’s anticipated financial position, business strategy and plans and objectives of management of the Company for future operations, are forward-looking statements. When used in this press release, words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” and similar expressions, as they relate to the Company or its management, identify forward-looking statements. Such forward-looking statements are based on the beliefs of the Company’s management as well as assumptions made by and information currently available to the Company’s management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors not limited to, general economic and business conditions, competitive factors, changes in business strategy or development plans, the ability to attract and retain qualified personnel, and changes in legal and regulatory requirements. Such forward-looking statements reflect the current views of the Company with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to the operations, results of operations, growth strategy and liquidity of the Company. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by this paragraph.

For further investor and media information contact:

Andrew Haag

Managing Partner

IRTH Communications

rightscorp@irthcommunications.com

1-866-976-4784

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